Exhibit 16.1



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Re:	Sunburst Acquisitions V, Inc.


Ladies and Gentleman,

We were previously the principal accountants for Sunburst Acquisitions V, Inc. and have issued our report dated October 16, 2006 on the audited financial statements of the Company as of April 30, 2006 and 2005. We have read and agree with the statements contained in Item 4 of Form 8-K of Sunburst Acquisitions V, Inc. regarding changes in and disagreements with its principal accountants.


June 3, 2007
Denver, Colorado



/S/
Larry O'Donnell CPA, P.C.